EXHIBIT 23(a)


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the reference to our firm under the captions "Experts" and "Selected Consolidated Financial Data--Republic Security Financial Corporation" and to the use of our report dated March 28, 1997, except for paragraph 1 of
Note 2 as to which the date is June 30, 1997 and Note 20 as to which the date is August 8, 1997, included in the Joint Proxy Statement/Prospectus of Republic Security Financial Corporation and County Financial Corporation which is made a part of the Amendment No. 1 to Registration Statement (Form S-4) for the registration of 6,100,000 shares of Republic Security Financial Corporation common stock.


                                                         /s/ ERNST & YOUNG LLP


West Palm Beach, Florida
October 20, 1997